Exhibit 4.3

THIS NOTE AND THE PAYMENTS HEREUNDER ARE SUBORDINATED TO
THE CLAIMS OF THE SENIOR DEBT (DEFINED BELOW) AND ARE
SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN
SUBORDINATION AGREEMENT (DEFINED BELOW)

6% SECURED PROMISSORY NOTE

October __, 2007
US$___
_____

WAVE2WAVE COMMUNICATIONS, INC.

          Wave2Wave Communications, Inc., a Delaware corporation (together with its successors and assigns, the “Buyer”), for value received hereby promises to pay to the order of ________________ and its permitted successors, heirs, transferees and assigns (the “Noteholder”), at its principal office at ____________ or at such other place as may be designated from time to time in writing by the Noteholder, the principal sum of _______________________ Dollars (US$____________) together with interest on unpaid balances from the date hereof until paid in full at a rate equal to 6% per annum, computed on the basis of a 360-day year of twelve 30-day months.

          This 6% Secured Promissory Note (this “Note”) is one of the notes (the “Notes”) referred to in Section 2.2(a)(iii) of that certain Amended and Restated Stock Purchase Agreement, dated as of even date herewith, among the Buyer, RNK Holding Company, a Massachusetts business trust (the “Trust”), RNK, Inc., and all of the shareholders owning all of the issued and outstanding shares of beneficial interests of the Trust and whose names and signatures appear under the caption “Shareholders” on the signature pages thereof (the “Stock Purchase Agreement”). This Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Stock Purchase Agreement. Except as otherwise provided in the Stock Purchase Agreement with respect to Buyer’s rights, if any, to set-off payments against this Note, reference to the Stock Purchase Agreement shall in no way impair the absolute and unconditional obligation of Buyer to pay the outstanding principal balance and all accrued and unpaid interest thereon under this Note as provided herein. This Note and the other Notes shall rank equally without preference or priority of any kind over one another and all payments with respect to any of such Notes shall be applied ratably and proportionately on all Notes on the basis of the amount of outstanding indebtedness represented thereby (with respect to each such Noteholder, such proportion, the “Allocable Noteholder Portion”).

          1.     Definitions.     The following terms (except as otherwise expressly provided) for all purposes of this Note shall have the respective meanings specified below. All accounting terms used herein and not expressly defined shall have the meanings given to them in accordance with GAAP. The terms defined in this Section 1 include the plural as well as the singular. All other capitalized terms shall have the meanings assigned to them in the Stock Purchase Agreement.

                    “Acceleration Notice” shall have the meaning set forth in Section 3.

                    “Allocable Noteholder Portion” shall have the meaning set forth in the preamble.

                    “Balance” means the principal amount and any other amounts outstanding under this Note from time to time, together with all accrued and unpaid interest thereon as provided herein.

                    “Bankruptcy Law” means title 11, U.S. Code or any similar federal or state law for the relief of debtors.

                    “Buyer” shall have the meaning set forth in preamble.

                    “Collateral Agent” shall have the meaning ascribed to such term in that certain Collateral Agency and Intercreditor Agreement, of even date herewith, by and among the Trust and each of the other Noteholders.

                    “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

                    “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

                    “Event of Default” shall have the meaning set forth in Section 3(a).

                    “Excess Cash Flow” shall have the meaning ascribed to such term in the Subordination Agreement.

                    “Note” shall have the meaning set forth in preamble.

                    “Noteholder” shall have the meaning set forth in preamble.

                    “Noteholders” means the holder or holders of all of the Notes.

                    “Notice of Default” shall have the meaning set forth in Section 3.

                    “Other Taxes” shall have the meaning set forth in Section 2(f)(ii).

                    “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

                    “Pledge Agreement” has the meaning set forth in Section 6.

                    “Security Agreement” has the meaning set forth in Section 6.

                    “Senior Debt” has the meaning as set forth in the Subordination Agreement.

                    “Senior Loan Agreement” means that certain Loan and Security Agreement between Greystone Business Credit II, L.L.C. (“Lender”) and John Mennen Trust U/A/D November 25, 1970, and Buyer of even date herewith.

                    “Subordination Agreement” means that certain Subordination Agreement among Lender, Noteholders and Buyer of even date herewith.

                    “Transaction Documents” means (i) the Stock Purchase Agreement, (ii) Transition Services Agreement, of even date herewith, by and among the Buyer, the Trust, RNK, Inc. and the Shareholders, (iii) the Notes, (iv) the Security Agreement, and (v) the Pledge Agreement.

                    “Stock Purchase Agreement” shall have the meaning set forth in preamble.

                    “Taxes” shall have the meaning set forth in Section 2(f)(i).

                    “Trust” shall have the meaning set forth in the preamble.

          2.       Terms of Payment.

                    (a)          Subject to the terms of the Subordination Agreement, seven consecutive equal quarterly installments of principal and interest, based upon a standard two-year quarterly amortization schedule, in the aggregate amount of $4,096,613 shall be payable pro rata to all Noteholders based on each such Noteholder’s Allocable Noteholder Portion on each of February 10, 2008, May 10, 2008, August 10, 2008, November 10, 2008, February 10, 2009, May 10, 2009 and August 10, 2009 with a final payment on October 11, 2009 (the “Final Maturity Date”); provided, however, that (i) no interest above the amount of interest that would otherwise be imputed for such period at the applicable Federal rate, shall be due, owing or payable for the first six month period of this Note, if, prior to three months from the date hereof, the Buyer prepays at least $8,000,000.00 (the “Prepayment”) of the principal amount of the Notes, (ii) upon completion of the Prepayment, each remaining quarterly payment shall be reduced such that the quarterly payment then due will be equal to a fraction obtained by dividing the Balance then due and owing under the Note by the number of quarterly payments remaining under the Note (calculated through the Final Maturity Date) (for example, if the Prepayment occurs after the first quarterly payment is made, then the second quarterly payment shall be equal to 1/7th of the then principal and interest then due and owing under the Note), and (iii) any payments of Excess Cash Flow during an applicable quarter shall reduce pro rata, dollar for dollar, the next due payment.

                    (b)          All payments shall be applied first to accrued interest and the balance, if any, to principal. For the convenience of the parties, attached hereto as Schedule A is a sample amortization schedule for the aggregate amount of the Notes, assuming no Prepayment and no payments of Excess Cash Flow are made. In the event the Prepayment is made or any payments of Excess Cash Flow are made, the quarterly installments shall automatically be adjusted as provided in paragraph (a) above (the “Interim Adjusted Schedule”). Within 15 days of such Prepayment or Excess Cash Flow payment, Buyer shall deliver to the Collateral Agent a revised amortization schedule reflecting the recalculation of the quarterly installments as provided in paragraph (a) above, which shall supercede the Interim Adjusted Schedule and be binding on all Noteholders as the final adjusted amortization schedule (the “Final Adjusted Schedule”), unless the Collateral Agent objects to such revised amortization schedule. In such event, Buyer and the Collateral Agent shall work together in good faith to resolve such dispute. Until such dispute is resolved and a Final Adjusted Schedule is agreed upon by Buyer and the Collateral Agent, payments under the Notes shall continue to be made by the Buyer in good faith in accordance with Buyer’s good faith understanding of the Interim Adjusted Schedule.

                    (c)          If any payment hereunder is not paid when due (and an Event of Default has occurred), whether on a stated due date or upon demand, such overdue amount shall thereafter bear interest until paid in full at a rate per annum equal to 12%, payable on demand.

                    (d)          Absolute Payment Obligation. Except as otherwise provided in the Stock Purchase Agreement with respect to Buyer’s rights, if any, to set-off payments against this Note, no provision of this Note shall alter or impair the obligations of the Buyer, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, times and rate, and in the currency or other form, herein prescribed.

                    (e)          Prepayment. The Buyer may prepay all or a portion of the Balance at any time and from time to time without penalty, together with interest accrued on the amount prepaid through the date of prepayment upon two (2) days’ prior written notice to Collateral Agent and the Noteholder; provided, however, that, without the prior written consent of the Noteholder, the Buyer may not prepay any portion of the Balance during any applicable Notice Period.

                    (f)          Payment in Full.

                    (i)          Except for the setoff rights set forth in Section 8.2 of the Stock Purchase Agreement (with respect to indemnification), and as otherwise provided herein, any and all payments by the Buyer to the Noteholder under this Note shall be made without setoff or counterclaim free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) except to the extent the Buyer is required by law to make such deduction or withholding.

                    (ii)          In addition, except as provided in Section 2(f)(iii) hereof, the Buyer shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made under this Note or from the execution, delivery or registration of, or otherwise with respect to, this Note, including any taxes and fees in connection with the filing and recording of financing statements, continuation statements and other similar notices (all such taxes, charges and levies being hereinafter referred to as “Other Taxes”).

                    (iii)          The Buyer shall indemnify the Noteholder for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 2(f) paid by the Noteholder and any liability (including, without limitation, penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto; provided, however, that the Buyer shall not be obligated to pay or indemnify the Noteholder against Taxes or Other Taxes on, based on, or measured by, the receipts, gross or net income, capital, net worth, franchises, excess profits, capital gains, minimum taxes, or conduct of business of the Noteholder or other similar taxes imposed by any jurisdiction. This indemnification payment shall be made within thirty (30) days from the date the Noteholder makes written demand therefor; provided, that, if requested by the Buyer, the Noteholder (upon receipt of indemnity or security reasonably satisfactory to it and at the expense of the Buyer) shall in good faith contest, in its name or (if so requested) in the name of the Buyer (or permit the Buyer to so contest in the name of the Buyer), if permitted under applicable laws, the validity, applicability, or amount of any Taxes or Other Taxes for which the Noteholder has made a claim hereunder by (x) resisting payment thereof if practicable, (z) not paying the same except under protest, if protest shall be necessary and proper and (y) if payment shall be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings. The Noteholder shall (in good faith consultation with the Buyer) determine the method of any contest and the control and conduct thereof. Any refund of Taxes or Other Taxes for which the Buyer have paid the Noteholder an indemnity hereunder shall be paid to the Buyer.

                    (g)          Excess Cash Flow. In addition to the quarterly installments pursuant to Section 2(a), and subject to the proviso of Section 2(e) and the terms and provisions of the Subordination Agreement, if following the end of a quarter, this Note is still outstanding, then within 30 days following the end of such quarter, the Buyer shall cause RNK, Inc. to make payments to the Noteholder of his or its Allocable Noteholder Portion of any Excess Cash Flow.

          3.       Events of Default and Remedies.

                    (a)          Event of Default Defined; Acceleration of Maturity; Waiver of Default. In case one or more of the following events (“Events of Default”) (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

                    (i)          default in the payment of all or any part of the Balance of this Note as and when the Balance or such part thereof shall become due and payable; provided, however, that such failure shall not result in an Event of Default to the extent it is has not occurred more than once during the term of this Note and it is corrected by Buyer within a period of 15 business days; or

                    (ii)          failure on the part of the Buyer or RNK, Inc. duly to observe or perform in all material respects any of the covenants or agreements on the part of either the Buyer or RNK, Inc. contained in the Transaction Documents (other than those covered by clause (i) above) for a period of 15 business days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that Buyer or RNK, Inc., as the case may be, remedy the same, shall have been given by the Noteholder by registered or certified mail, return receipt requested, to the Buyer or RNK, Inc., as the case may be; or

                    (iii)          the occurrence of any event or condition which results in (i) the acceleration of the maturity of any material indebtedness of the Buyer or RNK, Inc. (any indebtedness in excess of $500,000 shall be deemed material) or, (ii) enables or, with the giving of notice or lapse of time or both, would enable the holder of any such monetary obligation or any Person acting on such holder’s behalf to accelerate the maturity thereof; or

                    (iv)          any representation, warranty or statement of fact made by Buyer in any of the Transaction Documents or any other agreement, schedule or otherwise in connection with the transactions contemplated thereby being, when made or deemed to have been made, false or misleading in any material respect; provided, however, that such failure shall not result in an Event of Default to the extent it is corrected by Buyer within a period of 15 business days (5 business days if such failure causes an Adverse Effect (as defined in the Stock Purchase Agreement and applied to this Note, mutatis mutandis) after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that Buyer remedy same, shall have been given by the Noteholder by registered or certified mail, return receipt requested,

                    (v)          any of the following actions by the Buyer or RNK, Inc. pursuant to or within the meaning of any Bankruptcy Law: (A) commencement of a voluntary case or proceeding, (B) consent to the entry of an order for relief against it in an involuntary case or proceeding, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) a general assignment for the benefit of its creditors, or (E) admission in writing its inability to pay its debts as the same become due; or

                    (vi)          entry by a court of competent jurisdiction of an order or decree under any Bankruptcy Law that: (A) is for relief against the Buyer or RNK, Inc. in an involuntary case, (B) appoints a Custodian of the Buyer or RNK, Inc. or for all or substantially all of the property of the Buyer or RNK, Inc., as the case may be, or (C) orders the liquidation of the Buyer or RNK, Inc., and such order or decree remains unstayed and in effect for 90 days;

then, in each case where an Event of Default specified in Sections 3(a)(i), 3(a)(ii), 3(a)(iii) or 3(a)(iv) occurs, the Collateral Agent, by notice in writing to the Buyer (the “Acceleration Notice”), may declare the Balance (in whole or in part) to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable; provided that if an Event of Default specified in Section 3(a)(v) or 3(a)(vi) occurs, the Balance shall become and be immediately due and payable without any declaration or other act on the part of the Noteholder or the Collateral Agent.

                       (b)     Payment of Costs. The Buyer shall reimburse the Noteholder, on demand, for any and all reasonable costs and expenses, including reasonable attorneys’ fees and disbursement and court costs (through all appeals), incurred by the Noteholder in collecting or otherwise enforcing this Note or in attempting to collect or enforce this Note.

                       (c)     Notice by Buyer. Upon an Event of Default, the Buyer shall give the Noteholder immediate written notice thereof.

          4.          Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default. No right or remedy herein conferred upon or reserved to the Noteholder is intended to be exclusive of any other right or remedy available to Noteholder under applicable law, and every such right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Noteholder to exercise any right or power accruing upon any Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Noteholder.

          5.          Waiver of Past Defaults. The Noteholder may waive any past Default hereunder and its consequences but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

          6.          Security; Subordination. This Note is the “Note” referred to in the Stock Purchase Agreement, the Security Agreement (the “Security Agreement”) and the Pledge Agreement (the “Pledge Agreement”), each entered into by and among the Buyer, RNK, Inc. and the Noteholders and is entitled to all of the rights and benefits referred to therein. The obligations of the Buyer evidenced by this Note, and the rights of the Noteholder to receive the payments herein described, are expressly junior and subordinate to the prior payment of all Senior Debt of the Buyer and are governed by that certain Subordination Agreement, of even date herewith, by and among the Buyer, the Noteholders and the holder of the Senior Debt.

          7.          Wind-up Rights. Subject to the subordination provisions of this Note and the terms of the Subordination Agrement, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Buyer, this Note shall be entitled to a claim in liquidation before participation by any holder of any capital stock of the Buyer. The amount of the claim in liquidation shall equal the amount to which the Noteholder would be entitled in the case of payment, whether or not this Note is eligible for payment at the time of liquidation.

          8.          Successors. The Buyer shall not assign any of their obligations under this Note or the Stock Purchase Agreement except as otherwise permitted under the terms of this Note and the Stock Purchase Agreement.

          9.          Assignment of Note. The Noteholder may not assign, transfer, sell or otherwise dispose of its right, title or interest in this Note without the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed. Any such consent shall include an agreement that any assignee, transferee or purchaser shall agree in writing to become the Noteholder hereunder and to be bound by all of the terms and conditions contained in the Transaction Documents applicable to a “Noteholder,” as such and to be bound by the Subordination Agreement and to enter into documentation to give effect thereto.

          10.          Replacement Notes. After delivery of an affidavit and usual and customary indemnification provisions in the case of a lost, stolen, or destroyed Note, in each case, in form and substance reasonably satisfactory to the Buyer, the Buyer agree to issue a replacement note if this Note has been lost, stolen, mutilated or destroyed.

          11.          Modification of Note. No amendment of any provision of this Note shall be valid unless the same shall be in writing and signed by Buyer and the Collateral Agent; provided, however, that notwithstanding the foregoing (i) no such amendment shall be effective without the written consent of all Noteholders to the extent such amendment adversely affects the rights or obligations of any Noteholder or group of Noteholders hereunder unless such amendment applies, and is enforced against, all Noteholders in a fair, equitable and equal manner.

          12.          No Action. Until the payment in full of the Notes, no Co-Maker shall exercise any right or remedy against such other Co-Maker or any property of such other Co-Maker by reason of any performance of such Co-Maker of its joint and several obligations hereunder.

          13.          Miscellaneous. This Note shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of laws and rules of such state. The Buyer hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Section headings herein are for convenience only and shall not affect the construction hereof.

          IN WITNESS WHEREOF, Buyer has caused this instrument to be duly executed under seal as of the date first set forth above.

WAVE2WAVE COMMUNICATIONS, INC.

By:
Name:
Title: